Exhibit 3.7

CERTIFICATE OF FORMATION

OF

ALCOMAT, LLC

This Certificate of Formation of Alcomat, LLC (the “Company”), dated as of January 14, 2014, is being duly executed and filed by an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del C. § 18-101, et. seq.).

FIRST. The name of the limited liability company formed hereby is Alcomat, LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, County of New Castle.

THIRD. The name and address of the registered agent of the Company for service of process in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, County of New Castle.

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IN WITNESS HEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Todd Barten
Name: Todd Barten
Title: Authorized Person